Exhibit 10.94

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of October 1, 2008 (the “Effective Date”) between Pension Technical Services, Inc., a Colorado corporation (the “Company”), and Eileen A. Baldwin-Shaw, an individual resident of the State of Colorado (“Executive”). Initially Capitalized terms used in this Agreement have the meanings given to such terms in Exhibit A attached hereto.

BACKGROUND

A. Immediately prior to the execution of this Agreement, National Investment Managers Inc., a Florida corporation (the “Purchaser”), acquired the Company from Executive, as one of the two stockholders of the Company, pursuant to that certain Stock Purchase Agreement, dated as of September 25, 2008, by and among the Purchaser, the Company, Ralph W. Shaw, an individual resident of the State of Colorado, and Executive (the “Purchase Agreement”).

B. Executive has substantial experience in the industry of the business of the Company, and the Company (as controlled by the Purchaser) believes that the future growth, profitability and success of the Company will be enhanced through the services of Executive.

C. Pursuant to the Purchase Agreement, the Purchaser has, among other things, agreed to cause the Company to retain Executive as an employee of the Company.

D. Executive desires to be employed by the Company upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, and subject to the Company’s payment obligation upon a Termination Without Cause under Section 5, Executive will be an at-will employee of the Company and Executive or the Company (as controlled by the Purchaser) may terminate Executive’s employment with the Company for any reason or no reason at any time.

2. Position and Duties. During the Employment Period:

(a) Executive shall serve as the Vice President of the Company, reporting to the President and Chief Operating Officer of the Purchaser (together, the “Purchaser Officers”, and each, a “Purchaser Officer”), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of each Purchaser Officer to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(b) Executive shall devote Executive’s best efforts and Executive’s primary business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its Subsidiaries and Affiliates.

3. Compensation and Benefits.

(a) Salary. The Company agrees to pay to Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s salary shall be at the rate of $185,000 per year (the “Base Salary”).

(b) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other similarly situated employees of the Company, in those benefit programs (including insurance, vacation and other benefits, but excluding, except as provided in Section 5(b), any severance pay program or policy of the Company), for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Purchaser Officers.

(c) Expenses. The Company agrees to reimburse Executive for all reasonable expenses, as determined in either Purchaser Officer’s sole discretion, incurred by her in the course of performing her duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, cell phone, portable data devices, and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. This reimbursement also applies to any reasonable membership costs and expenses related to the participation in any business-related professional organizations.

(d) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of vacation annually.

4. Employment Period.

(a) Subject to Section 4(b), the Employment Period shall continue until, and shall end upon, the second anniversary of the Effective Date. On the second anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to Section 4(b) or either Purchaser Officer shall have given Executive 30 days written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year. During the Employment Period, Executive will be an at-will employee of the Company and Executive or the Company (as controlled by the Purchaser) may terminate Executive’s employment with the Company for any reason or no reason at any time.

(b) Notwithstanding (a) above, the Employment Period shall end early upon the termination of Executive’s employment for any reason, including death.

5. Post-Employment Period Payments.

(a) At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, expense reimbursements or other benefits.

(b) Notwithstanding Section 5(a), if the Employment Period ends early pursuant to Section 4 on account of a Termination Without Cause, the Company shall continue to pay to Executive her Base Salary at the time of such termination for a period of 6 months following such termination in accordance with the Company’s normal payroll practices. It is expressly understood that the Company’s payment obligations under this Section 5(b) shall cease in the event Executive breaches any of the agreements in Section 6.

(c) Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 5(b) unless Executive executes, and does not revoke, a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the employees, directors, officers and affiliates of any of them, in a form approved by the Company.

6. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 6(e)(i), gained by Executive during Executive’s association with the Company (both before and during the Employment Period), have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during her employment and not compete with the Company for a reasonable period thereafter, as further provided in the following Subsections.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)	enter into or engage in any business which competes with the business of the Company;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of the Company;

(C)	divert, entice or otherwise take away any students, customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

(ii) Covenants Following Termination. For a period of 2 years following the termination of Executive’s employment, Executive will not:

(A)	enter into or engage in any business which competes with the business of the Company within the Restricted Territory;

(B)
solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the business of the Company within the Restricted Territory;

(C)	divert, entice or otherwise take away any students, customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company within the Restricted Territory.

(iii) Indirect Competition. For purposes of this Section 6(b), inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 2% of the outstanding stock.

(iv) If it shall be judicially determined that Executive has violated this Section 6(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) Company. For purposes of this Section 6, the Company shall include any and all Subsidiaries, Affiliates or related companies of the Company for which Executive worked or had responsibility at the time of termination of her employment and at any time during the 2 year period prior to such termination.

(d) Non-Solicitation. Executive will not directly or indirectly at any time during the period of Executive’s employment or thereafter attempt to disrupt, damage, impair or interfere with the business of the Company by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during her employment with the Company (except in the course of performing her duties and obligations to the Company) or after the termination of her employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(e)(i). If such items are not so returned, then the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that (whether before or during the Employment Period): (A) relates to the business of the Company, (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within 1 year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for 1 year after termination of Executive’s employment under this Agreement or any successor agreements, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others, which relates to the business of the Company.

(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s association with the Company (whether before or during the Employment Period) shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Pension Technical Services, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of this Agreement. While employed by the Company and for 2 years thereafter, Executive will communicate the contents of this Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

(h) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(i) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 6(b), (d), (e), (f), (g) and (h) inclusive, of this Agreement, without the necessity of proof of actual damage.

(j) Reasonableness. Executive acknowledges that Executive’s obligations under this Section 6 are reasonable in the context of the nature of the business of the Company and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

7. Survival. Subject to any limits on applicability contained therein, Section 6 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

8. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

9. Notices. Any notice provided to the Company or the Purchaser Officers under this Agreement shall be in writing to the Company, c/o National Investment Managers Inc., 485 Metro Place South, Suite 275, Dublin, Ohio 43017, Attention: John M. Davis, Facsimile No.: (614) 923-5242, and any notice to Executive shall be addressed to Executive at her address on file with the Company. Except as otherwise provided herein, all notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) 1 business day after having been dispatched by a nationally recognized overnight courier service or (d) 5 business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number indicated in this Section 9.

10. Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11. Prevailing Party’s Litigation Expenses. In the event of litigation between the Purchaser (on behalf of the Company) or the Company, on the one hand, and Executive, on the other hand, related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

12. Complete Agreement. This Agreement (together with the Purchase Agreement) embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

14. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of law.

15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved in writing by the Purchaser) and Executive.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PENSION TECHNICAL SERVICES, INC.

By:
Name:
Title:

Eileen A. Baldwin-Shaw

EXHIBIT A

Defined Terms

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Base Salary” has the meaning set forth in Section 3(a).

“Company” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Employment Period” has the meaning set forth in Section 1.

“Executive” has the meaning set forth in the Preamble.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Purchase Agreement” has the meaning set forth in Background Paragraph A.

“Purchaser” has the meaning set forth in Background Paragraph A.

“Purchaser Officers” and “Purchaser Officer” has the meaning set forth in Section 2(a).

“Restricted Territory” means (a) the State of Colorado, each State contiguous thereto, and each State or Commonwealth in which the Company’s customers are located at the time of termination of Executive’s employment, and (b) all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment with the Company and at any time during the 2-year period prior to such termination.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Termination For Cause” means the termination by the Company or any of its Subsidiaries or Affiliates of Executive’s employment with the Company or any of its Subsidiaries or Affiliates as a result of (a) the commission by Executive of any criminal activity, (b) any act of misconduct or disloyalty by Executive with respect to the Company or any of its Subsidiaries or Affiliates, (iii) Executive’s failure to follow any material direction of a Purchaser Officer, (iv) Executive’s violation of Section 6, (v) Executive’s insubordination or breach of a material employment policy of the Company or any of its Subsidiaries or Affiliates, or (vi) any other breach by Executive of this Agreement or any other agreement with the Company or any of its subsidiaries or Affiliates which is material.

“Termination Without Cause” means the termination by the Company or any of its Subsidiaries or Affiliates of Executive’s employment with the Company or any of its Subsidiaries or Affiliates for any reason other than a termination by the Company or any of its Subsidiaries or Affiliates as a result of Executive being permanently disabled (as determined by the Purchaser Officers) or a Termination For Cause and shall not include the Company’s giving notice pursuant to Section 4(a) of this Agreement that the Employment Period will not be extended.